Exhibit 10(a)

Notice to Employee:  This is a legal document.  You are advised to consult with an attorney prior to signing this agreement.

NON-COMPETITION AGREEMENT

This is an Agreement between General Electric Company (the "Company") and John Krenicki (the "Employee").

WHEREAS the Employee will cease to be employed by the Company,

WHEREAS the Company wishes to protect its legitimate interest to restrict Employee from joining a business entity which directly competes with it in the power, energy or water businesses,

WHEREAS the Company and the Employee intend the terms and conditions of this Agreement to govern all issues related to the Employee's employment and separation from the Company,

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Company and Employee agree as follows:

1.	Separation Date and Consideration/Other Payments.

a.
Separation Date/Salary Payments.  The Employee shall continue as Vice Chairman of the Company, continue to report directly to the Chairman and perform responsibilities as an active employee commensurate with his position, which include supporting the transition of the Energy business to its new organizational structure, and be paid his current salary at the Company’s regular pay intervals through December 31, 2012 (referred to as the “Separation Date”).

b.
Benefits/Health Care:  Up until the Separation Date, Employee’s participation in the Company benefit plans (e.g., Savings and Security, pension, medical, life insurance) will be on the same terms as, and in accordance with, the provisions of the various Company benefit plans for a similarly situated active employee. Commencing on January 1, 2013, Employee will receive health benefits in accordance with paragraph 1.i.

c.
Vacation.  The continued salary described in Paragraph 1.a. shall be considered inclusive of all vacation to which Employee is or may be entitled through his Separation Date.  Employee shall not receive any other payments for vacation, personal time or holidays.

d.
Stock Options.  Stock options held as of the Effective Date (as defined in Paragraph 2) that are normally scheduled to vest on or before December 31, 2014 will become vested and exercisable as of the Separation Date or their normal vesting date if sooner. Options held as of the Effective Date that are normally scheduled to vest after December 31, 2014 will be cancelled as of the Effective Date. Options already, or that become, vested as of the Separation Date will be exercisable in accordance with their terms until the earlier of December 31, 2015 or the original expiration of the grant.

(1)

If the Employee dies before the date a vested option will expire under this Agreement, such option will expire on the earlier of two years after death or the original expiration date, unless the option was granted under the 1990 Long-Term Incentive Plan and death occurs within three months of the Separation Date, in which case the option will expire two years from death.

e.
Incentive Compensation.  Incentive Compensation for 2012 will be reviewed and determined during the regular Incentive Compensation process by the Company, but will not be less than $2,900,000 ($2.9 million), and payment of Incentive Compensation shall be made in cash in accordance with usual Company procedures.  No Incentive Compensation will be paid for any subsequent years.

f.
Executive Deferred Salary Plans.  Following the Separation Date, payments from the Executive Deferred Salary Plans shall be issued respecting plans in which the Employee participated in accordance with the rules of such Plan(s) and any applicable requirements pursuant to Paragraph 18 and Section 409A of the Internal Revenue Code.

g.
Deferred Incentive Compensation.  Employee’s deferred incentive compensation will be paid out in accordance with the rules of the GE Incentive Compensation program and any applicable requirements pursuant to Paragraph 18 and Section 409A of the Internal Revenue Code.

h.	Officer Benefits. Officer benefits and perquisites shall be treated as follows:

1)
Company Automobile.  The Employee may continue using the Company-provided car in his possession at the Effective Date.  Upon separation, the Employee may purchase the car at its market value (as determined by GE Fleet Services) or relinquish the car to the Company.

2)	Financial Planner. The Employee may continue to avail himself of the services of a financial planner until the Separation Date.

3)	Executive Products Plan. The Employee’s eligibility for and participation in the Executive Products Plan will cease effective on the Date of Notification.

(2)

4)
Life Insurance.  The Company agrees to maintain the Employee’s Senior Executive, Executive and Leadership Life Insurance policies and continue to make premium payments in accordance with the terms of the respective policies.

i.
Reduced Retirement Allowance.  Employee will be granted a reduced retirement allowance (“the Allowance”) commencing on January 1, 2013.  The Allowance will be based on the Employee’s service and compensation history as of the Separation Date and will be on the terms and conditions as set forth in Exhibit A (“General Electric Company Allowance on Termination of Service – Employee Agreement”) attached and incorporated herein.  Employee will be vested in his Supplementary Pension starting at age 60, in accordance with the terms of this Agreement.  Employee must sign both this Agreement and Exhibit A to receive the Allowance and vest his Supplementary Pension starting at age 60.  Commencing on January 1, 2013 the Employee shall be eligible for those health and other welfare benefits under the Company’s employee benefit plans, on the same basis as a similarly situated individual who elected optional retirement from the Company, as such benefit eligibility may be subsequently changed from time to time.  A summary of the current eligibility rules and plan provisions applicable to retiree health coverage is attached as Exhibit B.  The Employee understands and agrees that he is responsible for his share of Social Security and Medicare taxes and for any federal and/or state income taxes and any other taxes that may apply.

j.
Restricted Stock Units (RSUs).  The restrictions scheduled to lapse on or before December 31, 2014 on RSUs held as of the Effective Date will lapse as of the Separation Date or their normal restriction lapse date if sooner.  All RSUs held as of the Effective Date that have restrictions normally scheduled to lapse after December 31, 2014 will be cancelled as of the Effective Date.  The payment of vested RSUs are subject to Paragraph 18 and Section 409A of the Internal Revenue Code and shares will be delivered as soon as practicable following the Separation Date pursuant to applicable requirements.

k.
2010-12 Long-Term Performance Award.  The Employee will be eligible to receive a payment under the 2010-12 Long-Term Performance Award Program.  The payout will be based on the full 36 month period and the factors set forth in the original performance award granted to the Employee.  The award, if any, will be paid after the end of the LTPA program period in accordance with the terms of the Program.

l.	Employee Acknowledgements about Consideration/Other Payments.

(3)

i.
Employee agrees that, except as stated in this Agreement, he has otherwise received all wages and compensation due to him; he is not entitled to any further payments of any kind; and he is not otherwise entitled to the additional payments and benefits he is receiving as consideration for this Agreement.

ii.	Employee agrees that payments and benefits he receives under this Agreement are sufficient consideration in exchange for his obligations under this Agreement.

2.
Effective Date of the Agreement.  Employee shall have seven days from the date he signs this Agreement to revoke his consent to the waiver of his rights under the ADEA.  To do so, he must submit a written revocation to the Company’s Senior Vice President, Human Resources.  If Employee revokes his consent to the waiver, all of the provisions of this Agreement shall be void and unenforceable.  If Employee does not revoke his consent, the Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).

3.	Employee Representations. Employee hereby represents and acknowledges to the Company that:

a.	Attorney Consultation. The Company has advised Employee to consult with an attorney of his choosing prior to signing this Agreement;

b.
Time for Review.  The Employee has had the opportunity to take at least twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement;

c.
Disclosure.  The Employee has disclosed to the Company in writing any information in his possession concerning any conduct involving the Company or its affiliates that he has any reason to believe involves any false claims to the United States or is or may be unlawful or violates Company Policy in any material respect;

d.
Outstanding Disputes.  As of the Effective Date of this Agreement, Employee agrees that this Agreement resolves any and all disputes he has with the Company, and he further agrees that he has no outstanding disputes in any forum against or involving the Company regarding any aspect of his employment.

e.
Meaning of Release.  Employee understands that, by agreeing to the Release in Paragraph 7, he is giving up the right to sue Releasees for any of the reasons outlined in the Release, subject to the terms of the Release.
(4)

Employee understands that this release applies to any claims known or unknown at the time he signs this Agreement.

f.
Company’s Reliance on Employee Representations.  The Employee understands that the Company is entering into this Agreement in reliance on Employee’s representations and obligations contained in this Agreement, including but not limited to Employee’s Release.

4.
Confidential Information.  The Employee acknowledges that he has obtained knowledge about confidential Company information.  Such information may include proprietary information, trade secrets of the Company, customer information, technical information about Company products, strategic plans of company businesses, price information, or confidential employee information (hereinafter the "Confidential Information").  Employee agrees to never use, publish or otherwise disclose any Confidential Information to anyone, provided that the Employee may comply with legal process after giving the Company prompt written notice thereof (so it can seek a protective order).  Employee understands that this includes, but is not limited to, any subsequent employer or competitor of the Company.  If the Employee has any question regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, the Employee agrees to contact the Senior Vice President, Human Resources for written clarification.

5.
Employee Innovation and Proprietary Information Agreement, Non-Solicit Agreement and Company Alternative Dispute Resolution (ADR) Program.  The Employee Innovation and Proprietary Information Agreement, any Non-Solicit Agreement and the Company ADR Program will each remain in effect in accordance with their respective terms.

6.	Non-Competition and Non-Solicitation.

a)
The Employee agrees for a period of three years following the Separation Date, that he will not commence employment, serve as a Board member, serve as a consultant or to otherwise provide material services to any significant direct competitor of the Company in the energy, power or water industries anywhere in the world, including but not limited to the following companies:

ABB	Ecolab	Schneider Electric
Alstom	Emerson	Siemens
Areva	FMC	Toshiba
Baker Hughes	John Wood Group	UTC
Cameron	Mitsubishi Heavy Ind’s	Vestas
Caterpillar	Nat. Oil Co. of Varco	Wartsila
Dresser Rand	Rolls Royce
Eaton	Schlumberger

(5)

b)
Future Employment.  Subject to the restrictions in this Agreement, there shall be no limitations on when Employee can enter into or announce any future employment or similar arrangements so long as such employment or future relationships commence after December 31, 2012.

c)
The Employee agrees that for a period of three years after the Separation Date, he will not, without prior written approval from the Senior Vice President, Human Resources of the Company, directly or indirectly solicit any person in bands EB and above who is an employee of the Company to terminate his relationship with the Company.  Employee shall not violate restrictions herein if, upon request, he provides a reference to a GE employee in bands EB and above who wishes to leave the Company for a position with an employer that is not a significant competitor as referenced in subparagraph a).  This provision supersedes any prior non-solicitation Employee may have signed.

7.
Release of Claims.  The Employee and his heirs, assigns, and agents agree to release, waive, and discharge the Company and Releasees (as defined below) from each and every waivable claim, action or right of any sort, known or unknown, suspected or unsuspected, arising on or before the Effective Date (as described below).

a)
Releasees.  “Releasees” include the following:  (1) the Company; (2) all current and former Company parents, subsidiaries, related companies, affiliates, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; (3) with respect to each such entity identified in (1) and (2) above, in their capacities as such, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and (4) any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their predecessors or successors.

b)
Claims Released.  The foregoing release includes, but is not limited to:  (1) any claim of discrimination, harassment, or retaliation related to race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement; (3) any and all claims under any law of any nation, including any and all claims under any United States of America federal, state, or local law, regulation, or ordinance; (4) any claim under contract, tort, or common law, such as claims of wrongful discharge, negligent or intentional affliction of emotional distress and defamation; (5) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (6) any personal gain with respect to any claim under the qui tam provisions of the False Claims Act; and (7) any claims for attorneys’ fees that exist or may exist as of the date of the signing of this Agreement.  Employee understands that he is not releasing any claims arising after the Effective Date, and that he is not releasing claims that cannot lawfully be released.

(6)

c)	ADEA Claims. The Employee acknowledges that he is releasing rights and claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended.

d)
Violating the Release.  If the Employee violates this release by suing a Releasee or causing a Releasee to be sued for any matter in the scope of the release, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Releasee, including reasonable attorneys’ fees, except to the extent that paying such fees, costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

e)
Cooperating with Government Agencies.  This Agreement does not limit the Employee’s ability to communicate with governmental investigators on matters involving the Company or participating in any such proceeding before a governmental agency, including a state or federal fair employment practices agency.  However, the Employee agrees he cannot receive any monetary or personal gain for such participation.  Accordingly, Employee shall be barred from seeking and expressly waives any and all rights to any monetary, injunctive, or other personal relief for released claims, including but not limited to reinstatement, damages, remedies, or other such relief, any and all rights to which he hereby waives.  Employee understands that such waiver does not extend to relief that cannot lawfully be waived.

f)
Alternative Dispute Resolution.  The Employee and the Company agree to submit to the Company’s internal alternative dispute resolution process, SOLUTIONS (for purposes of this Agreement called “Company ADR”) including final and binding arbitration, any claims not released by this Agreement, and covered by such Company ADR process, or any claims that arise after the Effective Date (as described below) of this Agreement, without regard to whether the employee is a “new employee” or a “current employee” as defined by the Company’s prior ADR program, Resolve.  Employee understands that this means he is giving up the right to a jury trial for any claims not released by this Agreement or that arise after the Effective Date, and that all such claims submitted to arbitration pursuant to the Company ADR will be decided solely by an arbitrator.  If Employee

(7)

needs another copy of the Company ADR guidelines, he can access it online, if available, or ask John Lynch, Senior Vice President, Human Resources (or his successor, if he is no longer in the role) for a copy.  Notwithstanding the above, the Employee shall not be required to arbitrate a dispute arising under Section 1514A of the Sarbanes Oxley Act of 2002, as amended, Section 1057 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or section 748 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (relating to Section 23 of the Commodity Exchange Act) unless he voluntarily agrees to do so after any such dispute arises.

g)
Nothing in this Agreement is intended to nor shall release, diminish, or impair Employee’s rights, if any, that he may have to: (1) indemnification or advancement of expenses under the Company’s Certificate of Incorporation or Bylaws, or (ii) coverage under the Company’s Directors and Officers Liability Insurance.

8.
Breach by Employee.  The Company’s obligations to the Employee after the Effective Date are contingent on Employee materially fulfilling his obligations under this Agreement.  If the Employee commits any material breach of this Agreement, the Company has the right to immediately cancel its obligations under this Agreement and may seek injunctive relief in addition to other remedies available under this Agreement.

9.
Employee Availability.  The Employee agrees to make himself reasonably available to the Company to respond to requests by the Company for information in any way pertaining to the Company that may be within the knowledge of the Employee as a result of his employment with the Company.  Employee will reasonably cooperate with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any Releasees, whether administrative, civil or criminal in nature relating to the period of his employment with the Company.  Employee agrees to reasonably cooperate to the extent the Company reasonably deems necessary.  The Company will reimburse the Employee for reasonable out-of pocket expenses incurred as a result of such cooperation.  This provision shall not apply to disputes between the Employee and the Company.

10.
Non-Disparagement.  The Employee agrees for so long as the Allowance set forth in Exhibit A is in effect, and subject to any obligations he may have under applicable law, that he will not make or cause to be made any public statements or take any actions that disparage or in any way damage the reputation of the Company or any of its subsidiaries, officers or directors.  In the event such a communication is made, and is not incidental in nature or context, it will be considered a material breach as described in Paragraph 8.  The Company will instruct its Chairman and Vice-Chairmen to not make or cause to be made statements or take actions that disparage or damage the reputation of the

(8)

Executive.  This paragraph shall not be violated by compliance with legal process, or by statements of a competitive nature made by Employee following his non-compete restriction in paragraph 6.

11.
Future Employment.  The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) now or in the future.  Employee agrees never to seek employment with the Company or any of its subsidiaries or affiliated companies.

12.
Severability of Provisions.  In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement.  The remaining terms of the Agreement and its enforceability shall remain unaffected.

13.
Return of Company Property.  The Employee agrees that within 10 days following the Separation Date he will have returned to the Company any and all Company property or equipment in his possession, including but not limited to: any computer, PDA, memory device, computer related hardware, printer, fax, phone, credit card and dial comm card assigned to him.  The Employee agrees that as of the Separation Date he will have no outstanding balance on his corporate credit card for which appropriate T&L accounting has not been submitted.  The Employee will have reasonable and necessary access following the Separation Date to calendars, records and other similar information that may be required for tax and financial planning purposes.  The Employee may retain his Rolodex and other address books so long as they only contain contact information.

14.
Confidentiality.  Until such time as this Agreement may be required to be made public, the Employee shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Employee's spouse, the Employee’s legal or financial advisor, or U.S. governmental officials who seek such information in the course of their official duties, unless compelled by law to do so.  If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Employee disclose or produce this Agreement or any terms or conditions thereof, the Employee shall immediately notify the Company in order to give the Company an opportunity to respond to such notice.  The Employee shall not take any action or make any decision in connection with such request or subpoena without first notifying the Company.

15.	Descriptive Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(9)

16.
Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the parties.  The parties agree they have not relied on any oral statements that are not included in this Agreement.  This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement.  Any modifications to this Agreement must be in writing, must reference this Agreement, and must be signed by Employee and an authorized employee or agent of the Company.

17.	Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of New York.

18.
Compliance with Section 409A of the Internal Revenue Code.  This Agreement is intended to be exempt from or to satisfy the requirements of Section 409A of the Internal Revenue Code (and any related guidance issued by the IRS or the Treasury Department), so as to avoid the imposition of any additional taxes, penalties or interest under those rules and shall be interpreted accordingly.  Accordingly, this Agreement shall be modified, as determined by the Company, to the extent necessary to avoid the imposition of any such additional taxes, penalties or interest.  The Company may take any such action without the consent of, or notice to, the Employee.  Consistent with the foregoing all payments under this Agreement shall be delayed to the extent necessary to comply with the rules in Section 409A(a)(2)(B)(i) (generally requiring a delay of six months after separation from service for certain payments made to top-50 officers determined in accordance with Company rules).  Any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

19.	The Employee and the Company agree that a facsimile (“fax”), photographic, or electronic copy of this Agreement shall be as valid as the original.

I acknowledge that I understand the above agreement includes the release of all claims.  I understand that I am waiving unknown claims and I am doing so intentionally.

EMPLOYEE                                                                   GENERAL ELECTRIC COMPANY

By:____________________________     By:____________________________
        John Krenicki

Date:__________________________                  Date:___________________________

(10)

EXHIBIT A

GENERAL ELECTRIC COMPANY
ALLOWANCE ON TERMINATION OF SERVICE – EMPLOYEE AGREEMENT

Name:              ……………………………….                                                              SSO No. 215000067

I agree to accept a Retirement Allowance effective January 1, 2013 to be paid as described below.  I am also to receive the GE Supplementary Pension Plan benefit commencing at age 60 in accordance with the terms of this Agreement.

I understand that the granting of this Allowance is conditioned upon my electing optional retirement to begin on the first of the month following my attainment of age 60 under the GE Pension Plan, upon my agreement not to withdraw my contributions plus interest credited thereon under that Plan and upon my agreement not to elect the accelerated payment option under that Plan.

I understand that my Allowance consists of the following amounts (prior to survivorship election and subject to adjustment for any difference in my compensation or creditable service from current assumptions):

(A)
An approximate amount of $5,800 per month shall commence on January 1, 2013 and shall terminate at the end of the month in which I reach age 60 or the end of the month in which I die, if earlier.  (Amount replaced by vested pension under the GE Pension Plan at age 60.)

(B)
An approximate amount of $83,000 per month shall commence on January 1, 2013 and shall terminate at the end of the month in which I reach age 60 or the end of the month in which I die, if earlier.  (Amount replaced by pension under the GE Supplementary Pension Plan at age 60, which is hereby vested pursuant to this Agreement.)

(C)
An approximate amount of $375 per month shall commence on January 1, 2013 and shall continue until I attain age 63 or until the end of the month in which I die, if earlier.  I understand that I will not receive the payments described in this paragraph (C) for the month in which I am eligible to begin receiving 80% of my Social Security benefits and for any subsequent month.

(11)

I understand that, under current tax laws, each payment of my Allowance shown in (A) and (C) above and, to the extent payment occurs before the first of the month after I reach age 60, each payment of my Allowance shown in (B) above represents wages that are subject to Social Security and Medicare taxes at the time of payment.  I further understand that, under such laws, the present value of the portion of my Allowance shown in (B) above representing my vested Supplementary Pension at age 60 will constitute wages that are subject to Social Security and Medicare taxes.  My share of such taxes will be payable by me at age 60.  I agree that I am responsible for my share of these and all other applicable taxes that may apply at any time.

I further understand that if I am a top-50 officer as determined in accordance with Company rules, payment of my Allowance shall not be made within the first six months following my separation from service.  In the event distribution is so delayed, payment will begin as of the first day of the seventh month following such separation and the first such payment shall be increased to reflect the missed payments (with interest accumulated in accordance with Pension Board rules).

Survivor Benefits
If Your Death Occurs Before the First of the Month After you Would Have Reached Age 60

1.
A survivor benefit will be paid under the GE Pension Plan to your surviving spouse if you die before your pension commences under that Plan (i.e., the first of the month after you would have reached age 60).  The survivor benefit starts when your pension under the GE Pension Plan would have started had you survived.

2.
To provide for an immediate and uninterrupted survivor benefit starting on the first of the month following your death, you can elect as described below a survivor benefit with respect to the pre-age 60 Allowance shown in (A) and (B) above.  You may also waive the survivor benefit with respect to such Allowance with your spouse's consent in which case no benefits will be paid pursuant to this Agreement if your death occurs before the first of the month after you would have reached age 60.  If you elect this survivor benefit, your pre-age 60 Allowance will be paid as follows:

(12)

The pre-age 60 Allowance shown in (A) and (B) above shall be reduced in the same manner as a pension is reduced to provide a 50% survivor benefit under Section IX (1) of the GE Pension Plan to a participant who is age 60 and taking into account the difference in age between you and your spouse.

If you die before the first of the month following attainment of age 60, a benefit shall be paid to your surviving spouse equal to 50% of your reduced pre-age 60 Allowance under (A) and (B) above.  The amount payable under this survivor benefit includes any benefit available to your surviving spouse in the form of a monthly income under the GE Pension Plan but this election will have no effect upon the amount of pension payable to you on and after the first of the month after you reach after age 60.  If you die prior to such first of the month following attainment of age 60, the 50% survivor benefit payable to your surviving spouse shall commence on the first of the month following your death and shall continue for the remaining lifetime of your spouse.  Such 50% survivor benefit shall be increased as of the first of the month following the date you would have reached age 60 in order to reflect the amount payable as a 50% survivor benefit to your surviving spouse with respect to your vested GE Supplementary Pension Plan benefit.  No further Allowance shall be paid to any persons after both you and your spouse have died.

If Your Death Occurs On or After the First of the Month After you Have Reached Age 60

1.
On the first of the month after you reach age 60, the Allowance shown in (A) above will stop and your pension under the GE Pension Plan will begin.  If you are married at that time, such pension will provide automatically for the payment of a reduced 50% joint and survivor annuity with a lifetime benefit to your surviving spouse after your subsequent death.  During the 180-day period ending on the date such pension starts, you and your spouse can waive this payment method in favor of an optional method.  Your GE Benefits Handbook and distribution election forms explain the conditions applicable to the survivor benefit and its waiver.

2.
On the first of the month after you reach age 60, the Allowance shown in (B) above will stop and your pension under the GE Supplementary Pension Plan as vested herein will begin.  Such vested benefit is payable in accordance with the terms of the GE Supplementary Pension Plan.  If you are married at that time, such benefit will also provide automatically for the payment of a reduced 50% joint and survivor annuity with a lifetime benefit to your surviving spouse after your subsequent death.  During the 180-day period ending on the date such pension starts, you and your spouse can waive this payment method in favor of an optional method.  Your distribution election forms explain the conditions applicable to the survivor benefit and its waiver.

(13)

The survivor benefit has been explained to me.  I understand that my election below applies to my death before the end of the month in which I reach age 60 and that any elections applicable to my death after that date must be made during the 180-day period ending on the first of the month after I reach age 60.

_____              I elect to have the Survivor Benefit apply to my pre-age 60 Allowance.

_____              I waive the Survivor Benefit with respect to the pre-age 60 Allowance.

I understand that this Allowance, and my Supplementary Pension vested herein,  may be terminated by the Management Development and Compensation Committee of the Board of Directors if the Committee determines that I have materially breached the non-compete/non-solicitation restrictions in Paragraph 6 of the Non-Competition Agreement, or if I have materially disparaged the Company in violation of Paragraph 10 of this same Agreement.  The Board of Directors may reduce, suspend or terminate this Allowance, and my Supplementary Pension vested herein, at any time in its discretion, provided such action absent a material breach, is not primarily targeted at Employee’s Allowance and Supplementary Pension.  In any event, this Allowance will be terminated if I am reemployed by the Company or any of its affiliates or subsidiaries.

By:_______________________________     By:____________________________
        John Krenicki

I consent to the waiver of the Survivor Benefit with respect to the Allowance.

Signed:____________________________     Date:____________________________
      (Spouse of Employee)

(14)

Exhibit B
Pre-Age 65 Retiree Rate Schedule

Salaried Pre-65 Retiree Medical Cost Sharing Percentage for Employees Less Than Age 50 as of January 1, 2009			
	Annual Pay at Retirement*: $70,000 - $99,999	Annual Pay at Retirement: $100,000 - $149,999	Annual Pay at Retirement: $150,000 or More
Years of Continuous Service at Retirement	**Cost Sharing Percentage**	**Cost Sharing Percentage**	**Cost Sharing Percentage**
30 or more	30%	40%	50%
29	31%	41%	51%
28	32%	42%	52%
27	33%	43%	53%
26	34%	44%	54%
25	35%	45%	55%
24	36%	46%	56%
23	37%	47%	57%
22	38%	48%	58%
21	39%	49%	59%
20	40%	50%	60%
19	41%	51%	61%
18	42%	52%	62%
17	43%	53%	63%
16	44%	54%	64%
15	45%	55%	65%
14	46%	56%	66%
13	47%	57%	67%
12	48%	58%	68%
11	49%	59%	69%
10	50%	60%	70%

**Employees whose annual pay at retirement is less than $70,000 will generally have the same benefit provisions and contributions as active employees.*

Post-Age 65 Medicare-Eligible
Annual Health Reimbursement Amount (HRA) Credit

Annual HRA Credit Per Person Beginning January 1, 2009 Amounts shown will increase by 3% per year			
Years of Continuous Service at Retirement	Annual Credit Per Person	Years of Continuous Service at Retirement	Annual Credit Per Person
30 or more	$1,500	19	$ 950
29	$1,450	18	$ 900
28	$1,400	17	$ 850
27	$1,350	16	$ 800
26	$1,300	15	$ 750
25	$1,250	14	$ 700
24	$1,200	13	$ 650
23	$1,150	12	$ 600
22	$1,100	11	$ 550
21	$1,050	10	$ 500
20	$1,000		

- Employees will be eligible for an annual HRA credit upon attaining age 65 and becoming Medicare eligible if they retire from GE at age 60 or over with at least 10 years of continuous service. Enrolled spouses will also be eligible for an annual HRA credit when they turn age 65 and become Medicare eligible, but other dependents will not.
- The annual HRA credit amounts will increase by 3% per year. For example, the $1,500 annual credit in 2009 will be $1,545 in 2010, $1,591 in 2011, etc.